Exhibit (d)(2)

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Guarantee”), dated as of June 27, 2017, is made by KONINKLIJKE PHILIPS N.V., a corporation organized and existing under the laws of the Netherlands (the “Guarantor”), in favor of THE SPECTRANETICS CORPORATION, a corporation organized under the laws of the State of Delaware (the “Company”).

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 27, 2017, (the “Merger Agreement”), among the Company, PHILIPS HOLDING USA INC., a Delaware corporation (“Parent”), and HEALTHTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Acquiring Companies”), Merger Sub has agreed to commence a cash tender offer to acquire any and all of the outstanding shares of the common stock, par value $0.001 per share, of the Company for $38.50 per share, net to the seller in cash, without interest;

WHEREAS, following the consummation of the Offer (such term and each other capitalized term used but not defined herein shall have the meaning assigned thereto in the Merger Agreement), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, Merger Sub will be merged with and into the Company, with the Company surviving the Merger;

WHEREAS, the Guarantor desires to make this Guarantee simultaneously with the execution and delivery of the Merger Agreement to which the Guarantor will guarantee the obligations of the Acquiring Companies under the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and in order to induce Company to enter into the Merger Agreement, the Guarantor hereby agrees as follows:

Section 1. Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the full and timely performance by the Acquiring Companies of their respective obligations under the Merger Agreement, including payment obligations and performance of all covenants, agreements, duties and obligations which apply to the Acquiring Companies under the Merger Agreement (all such payment and performance obligations being the “Obligations”) and agrees to take all actions which apply to affiliates of the Acquiring Companies under the Merger Agreement.

Section 2. Guarantee Absolute. The Guarantor hereby irrevocably and unconditionally guarantees that the Obligations will be duly and punctually paid or fully and completely performed in accordance with the terms of the Merger Agreement. The obligations of the Guarantor under this Guarantee are independent of the Obligations, and a separate action or actions may be brought by Company and prosecuted against the

Guarantor to enforce this Guarantee, irrespective of whether any action is brought against either of the Acquiring Companies or whether either of the Acquiring Companies or any of their affiliates is joined in any such action or actions. If for any reason the Acquiring Companies or their affiliates shall fail or be unable to duly and punctually pay or to fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, any Obligation as and when the same shall become due and payable or otherwise required to be performed by such party, the Guarantor shall forthwith duly and punctually pay or fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, such Obligation. The Guarantor agrees that this Guarantee, to the extent it requires the payment of money, constitutes a guarantee of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Acquiring Companies.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Company upon the insolvency, bankruptcy or reorganization of either of the Acquiring Companies or otherwise, all as though such payment had not been made.

Section 3. Waiver. (a) The Guarantor hereby agrees that it shall not be released from any of its obligations under this Guarantee by any act, thing or circumstance whatsoever which might, but for this provision, be deemed a legal or equitable discharge, release or defense of a guarantor or surety (other than the full payment and performance of the Obligations).

(b) Without limiting the generality of paragraph (a) above, the Guarantor hereby unconditionally waives any and all notices that may be required by any applicable foreign or domestic statute, law (including common law), ordinance, code, standard, requirement, policy, determination, procedure, Order (including executive order), rule or regulation enacted, adopted or promulgated by any applicable Governmental Authority, to the extent legally binding and finally determined, now or hereafter in effect, including promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guarantee and any requirement that the Company first present to, proceed against or make a demand against the Acquiring Companies or otherwise exhaust any right, power or remedy under the Merger Agreement, before requesting payment or performance by the Guarantor hereunder or that the Company protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhaust any other right to take any action against the Acquiring Parties or any collateral.

(c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 4. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guarantee, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guarantee shall have been paid and performed in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the payment or performance in full of the Obligations and all other amounts payable to Company under this Guarantee, such amount shall be held in trust for the benefit of Company and shall forthwith be paid to the Company to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Merger Agreement or be held by the Company as collateral security for any Obligations thereafter existing.

Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor is a corporation duly organized and validly existing under the laws of the Netherlands.

(b) The Guarantor has full power and authority to execute and deliver this Guarantee and to perform its obligations under this Guarantee. The execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Guarantor. This Guarantee has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution, delivery and performance of this Guarantee and the fulfillment of and compliance with the terms and conditions hereof do not violate or conflict with (i) any term or provision of the charter documents of the Guarantor, (ii) any judgment, decree or order of any Governmental Authority to which the Guarantor is a party or by which the Guarantor is bound or (iii) any applicable Law applicable to the Guarantor, except, in the case of clauses (ii) and (iii), as would not be reasonably expected to have a material adverse effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required with respect to the Guarantor in connection with the execution, delivery or performance of this Guarantee.

(d) There are no conditions precedent to the effectiveness of this Guarantee.

Section 6. Amendments, Etc. No amendment or waiver of any provision of this Guarantee, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (which is confirmed by the recipient thereof) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

To the Acquiring Companies or Guarantor:	Philips Holding USA Inc. 3000 Minuteman Road Andover, MA 01810 Attention: Senior Director, Legal Department Email: joseph.innamorati@philips.com

with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Matthew G. Hurd; Rita-Anne O’Neill Email: hurdm@sullcrom.com; oneillr@sullcrom.com

To the Company:	The Spectranetics Corporation 9965 Federal Drive Colorado Springs, Colorado 80921 Attention: Paul Gardon Email: Paul.Gardon@spnc.com

with a copy to:	Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Attn: Minh Van Ngo Email:mngo@cravath.com

Section 8. No Waiver; Remedies. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9. Continuing Guarantee; Assignment. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the payment and performance in full of the Obligations and the payment of all other amounts payable under this Guarantee, (b) be binding upon the Guarantor, its successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Company and its successors and permitted assigns. No assignment or transfer by either the Guarantor of its obligations or the Company of its rights hereunder shall be made except with the prior written consent of the other and any attempted assignment or transfer in violation of this Section 9 shall be void.

Section 10. Consent to Jurisdiction; Waiver of Immunities. (a) All actions and proceedings arising out of or relating to this Guarantee shall be heard and determined in the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter which is the subject of the action or proceeding is by Law vested exclusively in the courts of the United States of America, the United States District Court for the District of Delaware (the “Selected Courts”). In addition, the Guarantor (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Guarantee in any court other than the Selected Courts and (iv) consents to service of process being made through the notice procedures set forth in Section 7. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (b) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 11. Governing Law. This Guarantee, and any cause of action between any of the parties relating to or arising out of this Guarantee, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

Section 12. Severability. Whenever possible each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Guarantee shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Guarantee, and this Guarantee shall be construed as if any such provision had never been contained herein.

Section 13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUARANTOR:

KONINKLIJKE PHILIPS N.V.

by

/s/ Jacob Giannotti
Name: Jacob Giannotti
Title: Authorized Signatory